Exhibit 11.1

Code of Ethics and Conduct

TIMP3 NOVO MERCADO BM&FBOVESPA

TIM

CODE OF ETHICS AND CONDUCT OF TIM PARTICIPAÇÕES

ASSUMPTIONS		2
1.	APPLICABILITY	2
2.	OUR VALUES	3
3.	OUR BEHAVIOR	5
4.	INTERNAL CONTROL AND RISK MANAGEMENT SYSTEMS	6
5.	COMPLAINTS	7
6.	DISCIPLINARY MEASURES	8
7.	ADDITIONAL GUIDELINES	8
8.	UPDATES	8

2018 TIM Participações S.A.   All Rights Reserved

PREMISE:

The companies that make up the TIM Brasil Group are:

TIM Participações SA ("TPART" or "Company") and companies directly or indirectly controlled by TPART, TIM Celular SA ("TCEL") and TIM SA

The TIM Brasil Group believes that ethics in conducting business is always a company's success. Thus, it guides its activities (internally and externally) in the principles contained in this Code, in line with the principles adopted and revised by the Telecom Italia Group, as well as in its Organizational Model and internal control and risk management system. Accordingly, the purpose of this Code is to guide and establish guidelines for the conduct of the companies that make up the TIM Brasil Group.

In 2008, TIM Participações SA ("TIM Participações" or "Company") adhered to the United Nations Global Compact, which provides guidelines for the promotion of sustainable development and citizenship, through committed and committed corporate leaders. innovations.

By adhering to the 10 principles of the Global Compact, TIM Participações has pledged to support it in the areas of human rights, environmental protection, working conditions and the fight against corruption, making these principles part of its strategy, culture and day-to-day operations of the Organization. TIM Participações guarantees the full implementation of this institutional commitment through the implementation of initiatives on environmental and social issues, with particular attention to the following matters: a) environmental policies; (b) social policies relating to child labor, forced or slave labor, all forms of exploitation of children and adolescents, health and safety at work, freedom of association and collective bargaining, non-discrimination, disciplinary procedures, working hours, and remuneration; c) relations with suppliers in the purchasing process; d) customer relations.

1.       APPLICABILITY

This Code is a duty to be observed and fulfilled by the corporate bodies, administrators, employees, executives of all the companies of the TIM Brasil Group, as well as by third parties, business partners and suppliers / service providers that have commercial relations and negotiations with companies of the TIM Brasil Group and all those acting on behalf of the companies of the TIM Brasil Group ("Recipients"), as provided for in the internal activities of the companies of the TIM Brasil Group.

Thus, the TIM Brasil Group promotes and disseminates knowledge of this Code among the Recipients, making it available to all and applying mandatory training to employees, administrators and executives for a correct understanding of the principles and values. Therefore, it is the responsibility of all Recipients to know and comply with all the principles, values and guidelines contained in this Code. The leadership of the companies of the TIM Brasil Group, in turn, should support the dissemination of the terms of this Code and the conclusion of the training program of its employees.

2018 TIM Participações S.A.   All Rights Reserved

The Recipients must, whenever requested to join, confirming in writing that they comply with and will continue to comply fully with the terms of this Code, as provided for in the internal activities of the companies of the TIM Brasil Group.

2.              OUR VALUES

2.1.             ETHICS & COMPLIANCE

The activities of the companies that are part of the TIM Brasil Group are guided by the legislation of the countries in which it operates and by the ethical principles of universal acceptance inspired by transparency, honesty and loyalty.

In this sense, the TIM Brasil Group (i) is committed to respecting and enforcing the laws in force in the country that acts; (ii) rejects and condemns the adoption of unlawful or otherwise improper conduct (including acts of corruption of any kind, money laundering and terrorist financing in all its forms) for the attainment of economic objectives, which must be prosecuted exclusively through excellence in products and services, based on experience, customer care and innovation; and (iii) adopts organizational solutions to prevent violations of the law and the principles of transparency, honesty and loyalty on the part of Code Recipients, and thereby monitors compliance with and concrete implementation of this Code.

Through its values, the TIM Brasil Group (i)  take care of the client , listening with attention and curiosity to identify the needs and experiences, which are used as basis in the company's decisions; is (ii)  transparent , since it establishes clear and frank relations with all, generating trust through the integrity and transparency of its actions; (iii)  committed , being responsible in all its actions; (iv)  innovative, creating new ways of doing things; and (v) agile, doing more, better and faster, in an increasingly complex and dynamic world in order to facilitate the day to day of all.

2.2.             SERVICE EXCELLENCE

The companies of the TIM Brasil Group aim at the excellence of products and services rendered, which is based on customer service (customer experience), through the proper conduct of the business, contractual commitments, as well as transparency, courtesy and cooperation in relations.

The TIM Brasil Group companies seek the acquisition of goods and services in the best market conditions that ensure the quality, safety and respect for the environment in the products and services offered, respecting the autonomy and economic objectives of the parties, with a clear and collaborative relationship.

2.3.             HUMAN RESOURCES

The companies of the TIM Brasil Group believe that the main success factor of any company is the contribution of its employees. Therefore, they guarantee safety and health in the workplace, and respect for the physical and moral integrity, rights and dignity of its employees, valuing diversity and repudiating all forms of discrimination, offense, intimidation and / or harassment, verbal or non-verbal, especially those of a sexual nature or related to sexual orientation, race, ethnic or social origin, citizenship, language, religion, political opinions or any other nature. In addition, the companies of the TIM Brasil Group repudiate all activity in a condition analogous to slavery, as well as child labor. No Contributor, including those with leadership positions, directors and members of management, is authorized to request or approve any action contrary to this Code or Applicable Laws.

2018 TIM Participações S.A.   All Rights Reserved

2.4.             COMPETITION

The companies of the TIM Brasil Group promote loyal and fair competition, fundamental for the proper functioning of the market and for the preservation of the interests of customers, including potential customers, refraining from using statements that are detrimental to the image of competitors.

2.5.             COMMUNITY

The companies of the TIM Brasil Group use, in a responsible way, resources aimed at sustainable development, respecting the environment and the rights of future generations. In order to do so, they prioritize the choice of investments and businesses that aim to reduce negative impacts and / or enhance their positive impacts through (i) optimization of energy sources and natural resources; (ii) reduction of negative environmental impacts and maximization of positive impacts; (iii) promotion / dissemination of a culture based on a sound approach to environmental issues; and (iv) a commitment to continuous improvement of environmental performance and the adoption of purchasing policies that take environmental issues into account.

Considering the social relevance of the telecommunication service, TIM Brasil Group companies make efforts to serve the community, contributing to the economic well-being and to the growth of the communities in which they operate through the provision of efficient services and state-of-the-art technology. In addition, aiming at the development of society, the companies of the TIM Brasil Group promote initiatives of a humanitarian, cultural, social and sporting character, through actions aimed at the creation of aggregate values, also from the ethical and civil points of view. The companies of the TIM Brasil Group do not provide contributions, advantages and other benefits to political parties or movements and to trade unions, nor to their representatives or candidates.

The companies of the TIM Brasil Group maintain a relationship of collaboration and transparency with the Institutions (public or private) and Governmental Authorities, national and international, with the purpose of facilitating the dialogue on subjects of specific interest, always respecting the reciprocal autonomy, in the economic objectives and principles and values contained in this Code.

2.6.             COMMUNICATION

Considering the importance of the need and correct disclosure of information to the market, TIM Brasil Group companies observe specific internal procedures for this purpose, safeguarding the confidentiality requirements required for the conduct of business and equal access to information.

2018 TIM Participações S.A.   All Rights Reserved

The companies of the TIM Brasil Group ensure equality of treatment to all categories of shareholders, in accordance with the statutory restrictions and seek, within the principles and values contained in this Code, the profitability of its activities and the creation of value for its shareholders.

3.                  OUR BEHAVIORS

Considering that the TIM Brasil Group governs its activity in the applicable legal system and Group procedures and repudiates any and all unlawful conduct, it is expected that the Recipients of this Code:

(I)                 Comply with the applicable laws and regulations in force in their respective jurisdictions, this Code, as well as the internal procedures of the TIM Brasil Group;

(II)               Do not adopt behaviors that violate or may violate, in an abstract way, the precepts contained in this Code, internal regulations and / or applicable law, even if such behavior is advantageous or carried out in the interest of the company itself or of a company of the TIM Group Brazil;

(III)             Handle the information obtained and / or processed in the exercise of their duties in an ethical and confidential manner, according to internal procedures on classification and information management. The treatment of confidential information, in particular in relation to sensitive information which may have an impact on prices (price sensitive information), shall also be governed by applicable laws and regulations and by specific internal procedures. Likewise, it is expected that confidential information obtained and / or processed in the performance of their duties will not be misused and / or for the personal benefit of third parties;

(IV)            Do not adopt behaviors potentially damaging to the image of any company of the TIM Brasil Group;

(V)              Do not seek personal and / or third party interests to the detriment of the interests of the TIM Brasil Group, reporting any and all potential conflicts of interest, in accordance with the TIM Participações Conflict of Interest Policy;

(VI)            Refrain from attending board meetings or committees attached to the board if you are facing a Conflict of Interest situation;

(VII)          Do not use the resources of the companies of the TIM Brasil Group for purposes other than those intended, including the communication channels made available to the Recipients of this Code (such as the Complaints Channel and Ethics and Compliance Channel);

(VIII)        They favor transparency and substantial and procedural honesty in related party transactions, observing, accordingly, the internal procedures and applicable legislation.

(IX)             Disseminate ethical, legal, honest, transparent and loyal behavior, and do not commit acts of corruption, under the terms of the Anti-Corruption Policy of TIM Participações, in particular, do not pay, offer, promise, authorize, deliver or request any value or thing of value , to any government or private agent, company or company controlled by or owned by the government, political party, candidate for political office or to any other person being aware of or believing that such value or

2018 TIM Participações S.A.   All Rights Reserved

item will be passed on to any person to influence any action, omission or decision by such person or body for the purpose of obtaining, retaining or conducting business; and

(X)               To refrain from enjoying and using, in the personal or third-party interests, the name, image, and reputation of the companies of the TIM Brasil Group and / or the Telecom Italia Group, as well as the information acquired and the business opportunities that arise in the fulfillment of their duties.

The companies of the TIM Brasil Group do not provide, directly or indirectly, contributions, advantages and other benefits to political parties, movements, agents or candidates and / or trade unions, except in cases provided for by law.

4.       SYSTEM OF INTERNAL CONTROLS AND RISK MANAGEMENT

All the companies of the TIM Brasil Group are equipped with an efficient and effective system of internal control and risk management, which provides for the correct definition of tasks and responsibilities, the separation of functions with a consistent environment of operational delegations, the traceability of acts and operations, the reliability of financial information and compliance with laws, regulations and internal procedures.

The internal control system of the TIM Brasil Group is articulated in three levels of control, which complement the corporate governance responsibilities of the corporate bodies.

In this sense, it is the Administration's mission, as a first level of control, to assess and mitigate identified risks, ensuring that objectives and goals are achieved, respecting the laws, the principles of this Code and the segregation of duties.

In particular, the Company's Management is responsible for:

•         Establishment and maintenance of effective internal controls related to the preparation and disclosure of the consolidated financial statements;

•         Assessment of the effectiveness of these entity-level controls, business processes and information technology related to the preparation and disclosure of said statements, with the objective of providing reasonable assurance regarding the reliability of the process, in accordance with current national and international standards.

Management reports to the Senior Management (Board of Directors, Committees and Statutory Board) the actions and results.

The Compliance Department, which is attached to the Board of Directors of TIM Participações, acts as a second level of control and is responsible for conducting annually internal controls related to anticorruption, as well as the certification process under the Sarbanes-Oxley Act (SOx) of the United States of America, using a risk assessment methodology, as well as a review of the effectiveness evaluation performed by Management, reporting the results to the Statutory Audit Committee (CAE).

2018 TIM Participações S.A.   All Rights Reserved

Also acting on the 2nd level of control, the function Risk Management, subordinated directly to the Chief Financial Officer (CFO) of the Company, is responsible for defining the corporate risk criteria of the TIM Brasil Group, managing tools to support risk assessment, supporting functions in identifying risk profile in relation to corporate guidelines, GAP Analysis, performing the monitoring of the implementation of risk mitigation actions.

The Internal Audit Department, linked to the Board of Directors, acting as the 3rd level of control, complements the evaluation of the effectiveness of internal controls (at entity level, business processes and information technology), reporting the results to the CAE, including compliance with policies, standards and procedures to prevent or detect the occurrence of errors, fraud and / or business losses.

5.                  COMPLAINT

It is the responsibility of all the Addressees of this Code to ensure their compliance with it, and should immediately report any illegal situation and/or that may have a negative impact on the interests of the TIM Brasil Group, including (i) any violations or Incentives to violate (a) applicable laws or regulations, (b) The requirements of this Code or (c) other internal regulations or (ii) casual irregularities or negligence in the maintenance, information and management of accounting reports, as well as in Documentation and in compliance with the obligations related to the accounting or internal management reports.

The communication of the report should be through the Unified Complaints Channel, under the management of the Internal Audit Function, which should receive, handle and monitor all complaints and present them, in a management report, at the monthly meetings of the Statutory Audit Committee - CAE and the Control and Risk Committee - CCR of the Company.

If a collaborator receives a report from another person, he has the obligation to retransmit it immediately to the Complaints Channel, being at his discretion the form of sending, whether by Intranet or Internet and if, in an identified or completely anonymous, including any and all documentation to which he has had access that involve this complaint.

       Intranet/ OurCompany / Corporate Governance / Unified Channel

http://ri.tim.com.br/ – Board of Directors

The denunciations will be cleared, and the identity of the denouncer will be kept confidential in case of identified complaints, and can only be revealed if there is a legal obligation or determination of a competent authority. This prerogative does not, however, exclude the Company's decision-making in terms of personnel management, regarding the application of disciplinary measures and termination of the employment contract for other reasons.

2018 TIM Participações S.A.   All Rights Reserved

No Recipient shall be punished or discriminated against for refusing to act in violation of this Code.

6.                  DISCIPLINARY MEASURES

Internal policies, procedures, regulations and instructions are intended to ensure that the principles and values contained in this Code are mirrored in the business conduct of the TIM Brasil Group and all of its Recipients and must be respected by all.

Any evidence of violation or noncompliance with the provisions of the internal procedures and this Code will subject those responsible to disciplinary measures and / or penalties, based on the circumstances, applicable law, collective agreements and contracts.

Criminal conduct may be referred to the competent authorities. In the case of third parties, suppliers and / or business partners, illegal conduct or that violate this Code will characterize a breach of contract subject to termination and legal measures.

7.                  ADDITIONAL GUIDELINES

In the event that any doubts arise about this Code, it is the responsibility of the internal Addressees to seek guidance through the Ethics and Compliance Channel, available on the Corporate Intranet, before making any decision that may compromise with its fulfillment.

The Ethics and Compliance Channel is also available for suggestions for improvements to this Code and Compliance-related processes.

8.                  UPDATE

This Code is not subject to internal rules of validity, and any change must be approved by the Board of Directors of TIM Participações.

2018 TIM Participações S.A.   All Rights Reserved

2018 TIM Participações S.A.   All Rights Reserved